Exhibit 99.1

WAUSAU PAPER REPORTS FOURTH-QUARTER

AND FULL-YEAR 2014 RESULTS

Margin Enhancement Initiative Update

MOSINEE, WI – February 10, 2015 – Wausau Paper (NYSE:WPP) announced:

Financial Results

•

Net sales in the fourth quarter of 2014 were $89.9 million, comparable to record fourth quarter 2013 net sales of $91.1 million. Record full-year net sales increased 1.0 percent to $352.0 million in 2014 compared to $348.6 million for full-year 2013.

•

Fourth-quarter adjusted EBITDA from continuing operations of $14.9 million reflects a 28 percent year-over-year improvement versus the fourth-quarter 2013 result of $11.6 million. The 2014 fourth quarter result was slightly lower than expected due to somewhat weaker than anticipated North American Away-from-Home (AFH) tissue demand. Additionally, unfavorable Canadian exchange rate movement and costs associated with our Margin Enhancement Initiative of approximately $1.2 million are included in adjusted EBITDA for the fourth quarter of 2014. Fourth-quarter adjusted EBITDA from continuing operations in 2014 excludes approximately $1.5 million of defined benefit retirement plan settlement charges.

•

Full year 2014 adjusted EBITDA from continuing operations was $44.2 million, compared to $36.9 million in 2013, resulting in a year-over-year improvement of approximately 20 percent.

•

On a reported basis, fourth-quarter results from continuing operations were net earnings of $0.00 per share compared to a prior-year fourth-quarter net loss of $0.16 per share.

•

Excluding the after-tax impact of non-recurring items, that in the fourth quarter of 2014 included $0.02 per share in after-tax settlement charges related to defined benefit retirement plans, fourth-quarter results from continuing operations were an adjusted net earnings of $0.01 per share.

•

Full-year after-tax results from continuing operations, excluding after-tax charges for non-recurring items of $0.27 per share that included a charge related to the third-quarter debt refinancing of $0.18 per share, as well as other one-time impacts to financial results, are an adjusted net loss of $0.10 per share for 2014. The comparable result in 2013 was an after-tax net loss of $0.15 per share. On a reported basis, full-year after-tax results from continuing operations were net losses of $0.35 per share and $0.57 per share in 2014 and 2013, respectively.

Case Volume Growth

•

The Company achieved an annual shipment record of 17 million cases in 2014.

•

Fourth-quarter case shipment volume decreased 2.9 percent, driven primarily by a nearly 7 percent decline in shipments in the support product categories, compared to the Company’s record shipments reported in the fourth quarter of 2013. Full year case shipment volume improved 1.6 percent, or approximately double the estimated full-year demand growth of the North American AFH tissue markets.

•

Shipments of strategic products; that is, those products sold in conjunction with proprietary dispensing systems or produced from premium substrates continue to increase and comprised approximately 50 percent of the fourth-quarter sales mix, improving the mix composition approximately 2 percent over the fourth quarter of 2013. Growth of the Company’s DublNature®

products continues to be robust, with fourth-quarter shipments up approximately 22 percent over the same period in 2013.

Balance Sheet and Liquidity

•

At December 31, the Company had long-term debt, net of original issue discount, of $170.9 million, and no borrowings against its $50 million secured revolving credit facility. Availability under this facility, expected earnings improvement and the benefits of margin enhancement initiatives realized over the course of the year will provide ample resources for the Company’s anticipated working capital and capital expenditure needs in 2015.

Margin Enhancement Initiative

•

In the third quarter, the Company announced its intentions to undertake a thorough review of all significant elements of its business to accelerate financial results improvement. Led by existing Company staff assisted by outside industry experts, optimization plans in the core business areas of papermaking, converting, product and market strategy, administration, and warehousing and distribution were formulated. In the fourth quarter, the process of specific project identification and implementation was well underway. The benefit of the associated projects, once fully implemented, is anticipated to result in a minimum adjusted EBITDA annual run rate improvement by June 30, 2016 of $30 million.

First-Quarter 2015

We expect our first quarter shipment growth to be in the range of 3 to 4 percent over the prior year first quarter, but lower than our fourth quarter case volume shipments reflecting historical first quarter demand seasonality. Additionally, the July 1, 2014, price increase that contributed to fourth-quarter results is also expected to provide year-over-year benefit in the first quarter of 2015 that will offset anticipated fiber and other input cost increases.

Michael C. Burandt, CEO, commented, “Our focus remains on operating performance improvement in the first quarter and throughout 2015. Considering all factors influencing our financial performance, we expect adjusted EBITDA to range between $10 and $11 million for the first quarter of 2015, compared to adjusted EBITDA of $5.6 million in the first quarter of 2014.”

2014 FOURTH-QUARTER AND FULL-YEAR RESULTS

Continuing Operations

The following fourth-quarter and twelve-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Fourth-quarter net sales for 2014 were $89.9 million, a decrease of approximately 1 percent compared to $91.1 million reported for the fourth quarter of 2013. On a full-year basis, net sales rose approximately 1 percent to $352.0 million compared to $348.6 million in 2013.

Though case shipment volume in the fourth quarter of 2014 declined 2.9 percent over the prior-year fourth-quarter period, full-year case shipment growth of approximately 1.6 percent was achieved. Quarterly volume of strategic product case shipments grew approximately 1 percent over the prior year fourth quarter while shipments of support products declined approximately 7 percent. As a result, our mix of strategic products was approximately 50 percent of total towel and tissue case shipments in the fourth quarter of 2014. On a full-year basis, the mix of strategic products shipped improved more than 1.5 percent in 2014 over 2013.

On a continuing operations basis, adjusted EBITDA and adjusted EBITDA margin for the fourth quarters of 2014 and 2013 were $14.9 million, or 16.6 percent, and $11.6 million, or 12.7 percent, respectively. While the total volume of cases shipped decreased quarter-over-quarter, strategic mix of products shipped improved and efficiencies were gained in operations. On a full-year basis, adjusted EBITDA and adjusted EBITDA margin was $44.2 million, or 12.6 percent, compared to $36.9 million, or 10.6 percent, in 2013.

Excluding special items, the fourth quarter resulted in after-tax adjusted net earnings of $0.7 million, or $0.01 per share. Prior-year fourth-quarter performance, excluding special items, was an after-tax adjusted net loss of $0.3 million, or $0.00 per share. On a reported basis, the fourth quarter was an after-tax net loss of $0.2 million, or $0.00 per share, compared to an after-tax net loss of $7.8 million, or $0.16 per share, a year ago.

2014 and 2013, excluding special items, produced adjusted after-tax net losses of $4.9 million, or $0.10 per share, and $7.4 million, or $0.15 per share, respectively. On a reported basis, 2014 was an after-tax net loss of $17.5 million, or $0.35 per share, compared to an after-tax net loss of $28.2 million, or $0.57 per share in 2013.

Discontinued Operations

For the quarter and full-year periods of 2014, the after-tax net losses of $0.1 million, or $0.00 per share, and $1.0 million, or $0.02 per share, respectively, include charges associated with closure and severance-related items and an after-tax gain of $0.3 million on the disposal of the Brainerd asset group.

For the fourth quarter of 2013, discontinued operations resulted in a loss, net of tax, of $2.2 million, or $0.04 per share. For the full year of 2013, discontinued operations, net of tax, resulted in a net loss of $69.1 million, or $1.40 per share. The 2013 full-year results include an impairment charge of $40.7 million, net of tax, or $0.82 per share and after-tax closure-related costs of $4.5 million, or $0.09 per share related to the sale of the Company’s specialty paper business, $29.2 million, or $0.59 per share, in after-tax charges related to the closure of the Brainerd mill offset by after-tax results of operations of $5.3 million, or $0.11 per share.

CONFERENCE CALL AND WEBCAST

Wausau Paper’s fourth-quarter and full-year 2014 analyst call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern this morning (February 10, 2015). The webcast of the call can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Year Ended December 31, 2014

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Years
of Operations (Unaudited) (Note 1)	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Net sales	$89,880	$91,104	$352,024	$348,584
Cost of sales	73,740	75,964	300,705	298,982
Gross profit	16,140	15,140	51,319	49,602
Selling & administrative expenses	13,115	12,921	54,081	52,186
Operating profit (loss)	3,025	2,219	(2,762)	(2,584)
Interest expense	(3,206)	(1,962)	(10,679)	(8,802)
Loss on early extinguishment of debt	–	–	(14,350)	–
Other (expense) earnings, net	(16)	11	(27)	(4)
(Loss) earnings from continuing operations before income taxes	(197)	268	(27,818)	(11,390)
Provision (credit) for income taxes	15	8,090	(10,284)	16,793
Loss from continuing operations	(212)	(7,822)	(17,534)	(28,183)
Loss from discontinued operations, net of taxes	(96)	(2,160)	(978)	(69,082)
Net loss	$ (308)	$(9,982)	$(18,512)	$(97,265)

Net loss per share (basic and diluted):
Continuing operations	$ (0.00)	$ (0.16)	$ (0.35)	$ (0.57)
Discontinued operations	(0.00)	(0.04)	(0.02)	(1.40)
Net loss per share*	$ (0.00)	$ (0.20)	$ (0.37)	$ (1.97)

Weighted average shares outstanding-basic	50,394	49,449	50,173	49,411
Weighted average shares outstanding-diluted	50,394	49,449	50,173	49,411

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	December 31,	December 31,
	2014	2013
Current assets	$ 72,489	$ 99,195
Property, plant, and equipment, net	289,840	298,964
Other assets	100,483	74,817
Assets of discontinued operations	1,050	8,587
Total Assets	$463,862	$481,563

Current liabilities	$ 70,140	$ 71,983
Long-term debt	170,868	150,000
Other liabilities	92,551	88,555
Liabilities of discontinued operations	2,791	2,883
Stockholders’ equity	127,512	168,142
Total Liabilities and Stockholders’ Equity	$463,862	$481,563

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Years
	Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(18,512)	$(97,265)
Provision for depreciation, depletion, and amortization	41,252	82,048
Gain on sale of assets	(214)	–
Impairment of long-lived assets	–	64,548
Loss on early extinguishment of debt	14,350	–
Non-cash inventory, spare parts and other writedowns	211	6,653
Deferred income taxes	(10,684)	(25,373)
Other non-cash items	2,774	2,381
Changes in operating assets and liabilities:
Receivables	8,115	(972)
Inventories	4,043	(2,393)
Other assets	(31,529)	(22,793)
Accounts payable and other liabilities	(15,874)	(8,489)
Net cash used in operating activities	(6,068)	(1,655)

Cash flows from investing activities:
Capital expenditures	(16,449)	(37,466)
Proceeds from sale of business	–	105,067
Proceeds from sale of assets	7,111	1,243
Net cash (used in) provided by investing activities	(9,338)	68,844

Cash flows from financing activities:
Net payments of commercial paper	–	(40,700)
Payments of debt issuance costs	(3,773)	–
Payments of premium on early extinguishment of debt	(13,833)	–
Borrowings under credit agreements	171,500	65,000
Payments under credit agreements	(150,875)	(70,500)
Proceeds from stock option exercises	1,450	490
Dividends paid	(5,982)	(5,929)
Net cash used in financing activities	(1,513)	(51,639)

Net (decrease) increase in cash and cash equivalents	$(16,919)	$ 15,550

Note 1.

Basis of Presentation - Balance sheet amounts at December 31, 2014, are unaudited.  The December 31, 2013, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for the year ended December 31, 2014 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  The statements of cash flows for the year ended December 31, 2013 are derived from audited financial statements and have not been adjusted to separately disclose cash flows related to discontinued operations. See Note 3 for additional discussion of Discontinued Operations.

Note 2.

Non-recurring Items - On July 30, 2014, the Company prepaid the existing $150 million of outstanding obligations with various maturities under its note purchase and private-shelf agreement utilizing proceeds received under a $175 million secured term loan facility that matures in July 2020. Also, on July 30, 2014, we terminated the $80 million revolving credit agreement expiring June 2015, and entered into a $50 million secured revolving credit facility that matures in July 2019. In addition to the prepayment of the outstanding note purchase and private-shelf obligations, net proceeds of $171.5 million under the term loan facility were used to pay $14.4 million in accrued interest and make-whole payments to the note holders and $3.4 million of transaction related-fees and expenses. The remainder of the net proceeds was used for general corporate purposes.

During the year ended December 31, 2014, the Company recognized expenses, net of tax, of approximately $1.0 million related to severance benefits for its former chief executive officer. Further, effective with the departure of two members of its Board of Directors, a change in control event as defined within provisions of the equity compensation plans and related grants occurred resulting in the satisfaction of conditions to vesting under certain awards and recognitions of approximately $0.9 million of expense, net of tax. During the year ended December 31, 2014, the company also paid

$0.7 million, net of tax, in proxy settlement charges. During the three months ended December 31, 2014 and December 31, 2013, we recognized expenses, net of tax, of $0.9 million  and $0.6 million, respectively, related to settlement charges associated with a defined benefit retirement plan. During the years ended December 31, 2014 and December 31, 2013, we recognized expenses, net of tax, of $1.0 million  and $1.9 million, respectively, related to settlement charges associated with a defined benefit retirement plan.

Note 3.

Discontinued Operations, Net of Tax - We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations." The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. Net of tax, the sale generated an impairment charge of $40.7 million in the year ended December 31, 2013.  Included in the impairment charge is an after tax credit of approximately $3.7 million, which is related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, expenses related to severance and benefits, contract termination costs, and other associated closure costs, net of tax, for the three months ended December 31, 2014 and December 31, 2013, totaled $0.1 million and $0.9 million, respectively.  For the years ended December 31, 2014 and December 31, 2013, these expenses, net of tax, were $0.9 million and $4.5 million, respectively.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  There were no significant closure charges in the three months ended December 31, 2014. An impairment charge of $0.1 million, net of tax, was generated on the Brainerd asset group during the year ended December 31, 2014. Closure charges, net of tax, for the year ended December 31, 2014 were $0.5 million including the impairment.   In the year ended December 31, 2014, total proceeds realized on the sale of the Brainerd assets held for sale were approximately $7.0 million.  There was a gain of $0.3 million, net of tax, recognized in the year ended December 31, 2014, on the disposal of the Brainerd asset group.  For the three months and year ended December 31, 2013, closure charges, net of tax, totaled $0.6 million and $29.2 million, respectively. The charges for the year ended December 31, 2013 were primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

Note 4.

Income Taxes

In the three months and year ended December 21, 2014, our effective income tax rate related to earnings (loss) from continuing operations before income taxes was impacted by an adjustment of $0.5 million to reflect the expiration of the statute of limitations on certain tax positions. In the three months ended December 31, 2013, our effective income tax rate was impacted by an adjustment made to our provision for taxes of approximately $8.0 million related to an income tax valuation allowance for a portion of an existing cellulosic biofuels credit that will likely not be utilized to offset taxable income in the future.  In addition to the adjustment made in the fourth quarter of 2013, the effective income tax rate for the year ended December 31, 2013, was impacted by an adjustment made to our provision for income taxes, net of federal tax benefit, of approximately $13.0 million, with approximately $12.6 million of the amount related to certain state income tax carryforwards that will likely not be utilized to offset taxable income in the future.

Note 5.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Depreciation and amortization (unaudited)	$10,464	$10,057	$ 41,252	$ 39,774

Tons sold (unaudited)	45,035	47,538	181,504	181,046

Cases shipped (unaudited)	4,266	4,393	16,988	16,729

Note 6.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$ (308)	$ (9,982)
Loss from discontinued operations, net of tax	96	2,160
Provision for income taxes	15	8,090
Interest expense and other, net	3,222	1,951
Operating profit	3,025	2,219
Depreciation, depletion, and amortization	10,464	10,057
EBITDA	$13,489	$12,276

Net sales	$89,880	$91,104
EBITDA margin	15.0%	13.5%

EBITDA	$13,489	$12,276
Credit for contract at former manufacturing facility	–	(1,569)
Defined benefit retirement plan settlement charges	1,455	890
Adjusted EBITDA	$14,944	$11,597

Net sales	$89,880	$91,104
Adjusted EBITDA margin	16.6%	12.7%

Adjusted EBITDA	$14,944	$11,597
Depreciation, depletion, and amortization	10,464	10,057
Adjusted operating profit	$4,480	$1,540

	Year Ended December 31, 2014	Year Ended December 31, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$ (18,512)	$ (97,265)
Loss from discontinued operations, net of tax	978	69,082
(Credit) provision for income taxes	(10,284)	16,793
Loss on early extinguishment of debt	14,350	–
Interest expense and other, net	10,706	8,806
Operating loss	(2,762)	(2,584)
Depreciation, depletion, and amortization	41,252	39,774
EBITDA	$ 38,490	$ 37,190

Net sales	$352,024	$348,584
EBITDA margin	10.9%	10.7%

EBITDA	$ 38,490	$ 37,190
Expense related to change in control provisions	1,432	–
Expense related to severance benefit of former CEO	1,642	–
Expense related to proxy settlement charge	1,150	–
Credit for contract at former manufacturing facility	–	(3,282)
Defined benefit retirement plan settlement charges	1,516	3,011
Adjusted EBITDA	$ 44,230	$ 36,919

Net sales	$352,024	$348,584
Adjusted EBITDA margin	12.6%	10.6%

Adjusted EBITDA	$ 44,230	$ 36,919
Depreciation, depletion, and amortization	41,252	39,774
Adjusted operating profit (loss)	$ 2,978	$ (2,855)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Net loss	$(308)	$(9,982)	$(18,512)	$(97,265)
Loss from discontinued operations, net of tax	96	2,160	978	69,082
Loss on early extinguishment of debt, net of tax	–	–	9,040	–
Expense related to change in control provisions, net of tax	–	–	902	–
Expense related to proxy settlement charge, net of tax	–	–	725	–
Expense related to severance benefit of former CEO, net of tax	–	–	1,034	–
Credit for contract at former manufacturing facility, net of tax	–	(988)	–	(2,068)
Defined benefit retirement plan settlement charges, net of tax	917	561	955	1,897
Income tax valuation allowance	–	7,960	–	20,968
Adjusted net earnings (loss)	$ 705	$ (289)	$ (4,878)	$ (7,386)

	Three Months Ended		Year Ended
	December 31,		December 31,
(all amounts in dollars per diluted share)	2014	2013	2014	2013

Net loss per share	$(0.00)	$(0.20)	$(0.37)	$(1.97)
Loss from discontinued operations, net of tax	0.00	0.04	0.02	1.40
Loss on early extinguishment of debt, net of tax	–	–	0.18	–
Expense related to change in control provisions, net of tax	–	–	0.02	–
Expense related to proxy settlement charge, net of tax	–	–	0.01	–
Expense related to severance benefit of former CEO, net of tax	–	–	0.02	–
Credit for contract at former manufacturing facility, net of tax	–	(0.02)	–	(0.04)
Defined benefit retirement plan settlement charges, net of tax	0.02	0.01	0.02	0.04
Income tax valuation allowance	–	0.16	–	0.42
Adjusted net earnings (loss) per share*	$ 0.01	$ –	$(0.10)	$(0.15)

* Totals may not foot due to rounding differences.